Exhibit 99.1

ProPetro Announces Executive Chairman’s Continued Transition

February 17, 2022 04:45 PM Eastern Standard Time

MIDLAND, Texas--(BUSINESS WIRE)--ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced the planned transition of Phillip Gobe, the Company’s Executive Chairman, to non-executive Chairman of the Board effective March 31, 2022.

Mr. Gobe has served on the ProPetro Board of Directors since July of 2019, first as Chairman, then in October of 2019 as Executive Chairman. Mr. Gobe was appointed as ProPetro’s Chief Executive Officer on March 13, 2020, and served in that role until August 31, 2021, at which point he was re-appointed as Executive Chairman. He was responsible for leading ProPetro during a challenging period of the Company’s history including managing through the COVID-19 pandemic and resulting oil crisis, enhancing ProPetro’s governance, and the transition of a new executive leadership team. He will continue to serve the Company as non-executive Chairman.

Chairman Gobe commented, “Transitioning to a non-executive Chairman role was our goal to continue to enhance our governance at ProPetro. As non-executive Chairman, I will continue to be focused on the next phases of success for our Company. The Company is strong, the executive team is energized to lead the Company into the future, and I look forward to continuing to work with the Board of Directors and executive team led by Sam Sledge, our Chief Executive Officer.”

Lead Independent Director, Tony Best, added, “On behalf of the entire Board, I would like to thank Phillip for his invaluable contributions as CEO and then Executive Chairman. As a result of Phillip’s leadership, ProPetro is well-positioned for success in the future. I look forward to continuing to serve with Phillip in his new role as Chairman of the Board.”

About ProPetro

ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information, please visit www.propetroservices.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growing the business and performance at the wellsite. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the operational disruption and market volatility resulting from the COVID-19 pandemic and other factors are described in ProPetro’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the Securities and Exchange Commission. In addition, ProPetro may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law.

Contacts

David Schorlemer, 432-227-0864

Chief Financial Officer

David.Schorlemer@propetroservices.com

Josh Jones, 432-276-3389

Director of Finance

Josh.Jones@propetroservices.com